Pricing Supplement dated November 21, 2007
          to the Product Prospectus Supplement dated October 19, 2007, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]   $5,734,000
               Royal Bank of Canada
               Senior Global Medium-Term Notes, Series C
               Principal Protected Currency Linked Notes, due November 27, 2009


     Royal Bank of Canada is offering the principal protected notes whose return is linked to the performance of the Reference Assets described below, which may be described in greater detail in the reference asset supplement attached to the product prospectus supplement as Annex A (the "reference asset supplement"). The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated October 19, 2007 describe terms that will apply generally to the principal protected notes, including any notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Underwriter:                  RBC Capital Markets Corporation

Interest rate                 We will not pay you interest during the term of
(coupon):                     the notes.

Principal Protection:         100%

Reference Assets:             The payment at maturity on the Notes are linked to
                              the value of a weighted basket (the "Basket") consisting of four currencies (each a "Basket
                              Currency", and together, the "Basket Currencies").
                              Such weightings will be achieved by providing a Component Weight for each Basket Currency.

                              Basket Currency                          Component Weight          Initial Reference Rate
                              ---------------                          ----------------          ----------------------
                              Brazilian real/BRL                              25%                        1.7866

                              Russian ruble/RUB                               25%                       24.3587

                              Indian rupee/INR                                25%                       39.3900

                              Chinese renminbi (Yuan)/CNY                     25%                        7.4150

Incorporated risk             The notes are subject to the risks set forth under
factors:                      the heading "General Risks" in the product
                              prospectus supplement. In addition to those General Risks, the notes are also subject to the risks described in the product prospectus supplement on PS-8 in the section entitled "Risks
                              Specific To Notes Linked To The Performance Of A
                              Currency, A Currency Index Or A Basket Of
                              Currencies Or Currency Indices."

Initial Valuation             November 21, 2007
Date:

Issue Date:                   November 26, 2007

Maturity Date:                November 27, 2009

Participation Rate:           140%

Payment at Maturity:          At maturity, the investor receives the principal
                              amount invested (the "Principal Amount") plus an amount equal to the greater of:
                                   1.  Zero (0%), or
                                   2.  The Principal Amount multiplied by the
                                       Basket Performance multiplied by the
                                       Participation Rate

Basket Performance:           The Basket Performance is equal to the weighted
                              return of the Basket Currencies. The Basket
                              Performance is calculated using the following formula:

                       BRL(I)-BRL(F)           RUB(I)-RUB(F)           INR(I)-INR(F)           CNY(I)-CNY(F)
                25% x (-------------) + 25% x (-------------) + 25% x (-------------) + 25% x (-------------)
                           BRL(F)                  RUB(F)                  INR(F)                  CNY(F)

                              Where, BRL(I), RUB(I), INR(I) and CNY(I) are the Initial Reference Rates for BRL, RUB, INR and CNY, respectively; BRL(F), RUB(F), INR(F) and CNY(F) are the Final Reference Rates for BRL, RUB, INR and CNY, respectively.

Special features of           The notes are principal protected currency linked
the notes:                    notes offering enhanced participation in the
                              performance of the Reference Assets at maturity.
                              If the performance on the Reference Assets is zero or negative, the return on the notes will be limited to the principal amount. See the section
                              "Certain Features of the Notes" beginning on Page
                              PS-25 in the product prospectus supplement.

U.S. tax treatment            The term of your notes is approximately 2 years.
                              The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. See "Supplemental Discussion of Federal
                              Income Tax Consequences" in the product prospectus supplement.

Minimum                       $1,000 (except for certain non-U.S. investors for
Investment:                   whom the minimum investment will be higher)

Denomination:                 $1,000 (except for certain non-U.S. investors for
                              whom the denomination will be higher)

Final Valuation Date:         November 24, 2009, subject to extension for market
                              and other disruptions.

Determination of              The Reference Rate for each Basket Currency will
Final Reference               be determined by reference to the exchange rates
Rates:                        for spot settlement for the Basket Currencies, as
                              defined in the reference asset supplement to the product prospectus supplement in the section
                              "Currency Exchange Rates" on page R-28. In certain circumstances, the Final Reference Rate for the Reference Assets will be based on an alternate calculation for each Currency as described under "Unavailability of the Reference Price on a Valuation Date -- Reference Asset Consisting of
                              Individual Foreign Currencies" in the product prospectus supplement.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt Securities
                              -- Ownership and Book-Entry Issuance" in the accompanying prospectus).

Currency:                     U.S. dollars.

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                        78008EZH3

Calculation agent:            The Bank of New York.

Terms Incorporated            All of the terms appearing above the item
In the Master Note:           captioned "Listing" on the cover page of this
                              pricing supplement and the terms appearing under the caption "Additional Terms of the Principal
                              Protected Notes" in the product prospectus supplement with respect to principal protected notes dated October 19, 2007.

Your investment in the notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-1 of the product supplement to read about investment risks relating to the principal protected notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                    Per note           Total
                                                                                    --------           -----
Price to public.................................................................    100%             $5,734,000
Underwriting discounts and commission...........................................    2.50%            $143,350
Proceeds to Royal Bank..........................................................    97.50%           $5,590,650


The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

We may use this pricing supplement in the initial sale of principal protected notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in principal protected notes after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.


                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the accompanying product prospectus supplement and reference asset supplement, dated October 19, 2007, the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying product supplement, prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. You should carefully consider, among other things, the matters set forth under "Additional Risk Factors" in the product prospectus supplement and the matters set forth under "Risk Factors" in the prospectus supplement dated February 28, 2007 as the principal protected notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the principal protected notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated October 19, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000121465907002242/
     f101871424b3.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              Hypothetical Returns


Sample Calculations of the Payment at Maturity

     The examples set forth below are included for illustration purposes only. The Reference Rates of the Basket Currencies used to illustrate the calculation of Basket Performance are neither estimates nor forecasts of the References Rates of the Basket Currencies on the Initial Valuation Date or the Final Valuation Date on which the calculation of the Basket Performance, and in turn the payment at maturity, will depend. All examples assume that a holder has purchased Notes with an aggregate principal amount of $10,000, with a participation rate of 150% and that no extraordinary event has occurred.



Example 1--    Calculation of the payment at maturity where the Basket
               Performance is greater than or equal to 0%.
               Basket Performance:      45%
               Payment at Maturity      $10,000 + ($10,000 x 45% x 150%) =
                                        $10,000 + $6,750 = $16,750
               On a $10,000 investment, a 45% Basket Performance results in a payment at maturity of $16,750, a 67.50% return on the Notes.



Example 2--    Calculation of the payment at maturity where the Basket
               Performance is less than 0%.
               Basket Performance:      -25%
               Payment at Maturity      $10,000 + ($10,000 x -25%) = $10,000 +
                                        $0 = $10,000; the Payment at Maturity
                                        cannot be less than zero; therefore, the Payment at Maturity will be limited to the Principal Amount.
               On a $10,000 investment, a -25% Basket Performance results in a payment at maturity of $10,000, a 0% return on the Notes.


                             Historical Information


The graph below sets forth the historical performance of each Reference Asset over a 10-year period beginning on November 20, 1997. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing rates of each Reference Asset. The information provided in this table is for the four calendar quarters in each of 2004, 2005, 2006 as well as for the first, second and third quarters of 2007 and for the period from October 1, 2007 through November 20, 2007.

We obtained the information regarding the historical performance of the Reference Assets in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Assets should not be taken as an indication of future performance, and no assurance can be given as to the market rates of the Reference Assets on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Assets will result in any return in addition to your initial investment.

                              USD/BRL Exchange Rate
                                (Nov-97 - Nov-07)
                                 [CHART OMITTED]



                                                                                                 Period-End
                                             High Intra-Day            Low Intra-Day           Closing Rate of
   Period-Start          Period-End            Rate of the              Rate of the             the Reference
       Date                 Date             Reference Asset          Reference Asset               Asset
       ----                 ----             ---------------          ---------------               -----
     1/1/2004             3/31/2004              2.9725                   2.7695                   2.8953
     4/1/2004             6/30/2004              3.242                    2.8655                   3.085
     7/1/2004             9/30/2004              3.0919                   2.8465                   2.8608
    10/1/2004            12/31/2004              2.8958                   2.6492                   2.656

     1/1/2005             3/31/2005              2.7854                   2.5525                   2.679
     4/1/2005             6/30/2005              2.68                     2.3323                   2.3325
     7/1/2005             9/30/2005              2.5117                   2.2085                   2.2275
    10/1/2005            12/30/2005              2.4                      2.154                    2.3355

     1/1/2006             3/31/2006              2.354                    2.098                    2.164
     4/1/2006             6/30/2006              2.4035                   2.051                    2.165
     7/1/2006             9/29/2006              2.2359                   2.1219                   2.169
    10/1/2006            12/29/2006              2.2035                   2.1268                   2.1355

     1/1/2007             3/31/2007              2.1607                   2.0317                   2.059
     4/1/2007             6/30/2007              2.061                    1.8957                   1.9291
     7/1/2007             9/30/2007              2.1385                   1.8292                   1.833
    10/1/2007            11/20/2007              1.8480                   1.7270                   1.7592


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              USD/RUB Exchange Rate
                                (Nov-97 - Nov-07)
                                 [CHART OMITTED]



                                                                                                 Period-End
                                             High Intra-Day            Low Intra-Day           Closing Rate of
   Period-Start          Period-End            Rate of the              Rate of the             the Reference
       Date                 Date             Reference Asset          Reference Asset               Asset
       ----                 ----             ---------------          ---------------               -----
     1/1/2004             3/31/2004              29.2566                  28.4075                  28.519
     4/1/2004             6/30/2004              29.095                   28.495                   29.0697
     7/1/2004             9/30/2004              29.2895                  28.985                   29.2229
    10/1/2004            12/31/2004              29.23                    27.72                    27.72

     1/1/2005             3/31/2005              28.315                   27.4395                  27.8621
     4/1/2005             6/30/2005              28.695                   27.686                   28.63
     7/1/2005             9/30/2005              28.85                    28.1325                  28.4977
    10/1/2005            12/30/2005              29.005                   28.405                   28.7414

     1/1/2006             3/31/2006              28.742                   27.6376                  27.7049
     4/1/2006             6/30/2006              27.7816                  26.6887                  26.8455
     7/1/2006             9/29/2006              27.09                    26.6359                  26.7958
    10/1/2006            12/29/2006              27.0065                  26.1482                  26.3255

     1/1/2007             3/31/2007              26.6225                  25.9405                  25.988
     4/1/2007             6/30/2007              26.0827                  25.6611                  25.7428
     7/1/2007             9/30/2007              25.9198                  24.8417                  24.8595
    10/1/2007            11/20/2007              25.0828                  24.3179                  24.3291


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              USD/INR Exchange Rate
                                (Nov-97 - Nov-07)
                                 [CHART OMITTED]



                                                                                                 Period-End
                                             High Intra-Day            Low Intra-Day           Closing Rate of
   Period-Start          Period-End            Rate of the              Rate of the             the Reference
       Date                 Date             Reference Asset          Reference Asset               Asset
       ----                 ----             ---------------          ---------------               -----
     1/1/2004             3/31/2004              45.725                   43.37                    43.6
     4/1/2004             6/30/2004              46.285                   43.28                    46.06
     7/1/2004             9/30/2004              46.515                   45.625                   45.95
    10/1/2004            12/31/2004              45.9475                  43.44                    43.46

     1/1/2005             3/31/2005              44.085                   43.305                   43.745
     4/1/2005             6/30/2005              43.845                   43.2625                  43.485
     7/1/2005             9/30/2005              44.15                    43.13                    44.015
    10/1/2005            12/30/2005              46.39                    44.0575                  45.05

     1/1/2006             3/31/2006              45.135                   44.02                    44.6225
     4/1/2006             6/30/2006              46.56                    44.55                    46.04
     7/1/2006             9/29/2006              47.05                    45.77                    45.925
    10/1/2006            12/29/2006              45.9715                  44.13                    44.26

     1/1/2007             3/31/2007              44.695                   43.025                   43.4725
     4/1/2007             6/30/2007              43.29                    40.285                   40.7
     7/1/2007             9/30/2007              41.715                   39.62                    39.77
    10/1/2007            11/20/2007              39.97                    39                       39.3638


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              USD/CNY Exchange Rate
                                (Nov-97 - Nov-07)
                                 [CHART OMITTED]



                                                                                                 Period-End
                                             High Intra-Day            Low Intra-Day           Closing Rate of
   Period-Start          Period-End            Rate of the              Rate of the             the Reference
       Date                 Date             Reference Asset          Reference Asset               Asset
       ----                 ----             ---------------          ---------------               -----
     1/1/2004             3/31/2004              8.2776                   8.2766                   8.277
     4/1/2004             6/30/2004              8.2773                   8.2765                   8.2766
     7/1/2004             9/30/2004              8.277                    8.2765                   8.2765
    10/1/2004            12/31/2004              8.2768                   8.2763                   8.2765

     1/1/2005             3/31/2005              8.2768                   8.2763                   8.2764
     4/1/2005             6/30/2005              8.2767                   8.2763                   8.2764
     7/1/2005             9/30/2005              8.2765                   8.087                    8.092
    10/1/2005            12/30/2005              8.093                    8.0701                   8.0702

     1/1/2006             3/31/2006              8.0704                   8.0171                   8.0172
     4/1/2006             6/30/2006              8.032                    7.9922                   7.9943
     7/1/2006             9/29/2006              8.0068                   7.8957                   7.9041
    10/1/2006            12/29/2006              7.919                    7.8033                   7.8051

     1/1/2007             3/31/2007              7.8195                   7.7245                   7.7257
     4/1/2007             6/30/2007              7.7385                   7.6105                   7.6132
     7/1/2007             9/30/2007              7.612                    7.4953                   7.5061
    10/1/2007            11/20/2007              7.5284                   7.4099                   7.4218


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Although the basket is not a recognized market index, the following graph depicts the historical performance of the basket as it would have occurred from November 21, 1997 to November 16, 2007, as though the basket had been in existence since November 21, 1997 with a starting level of 13.254 and initial basket currency exchange rates for the basket currencies determined as of that date. A decrease in the level of the basket corresponds to a decrease in the basket currency exchange rates, and an increase in the level of the basket corresponds to an increase in the basket currency exchange rates. Any historical upward or downward trend in the level of the basket during any period shown below is not an indication that the level of the basket is more or less likely to increase or decrease at any time during the term of the securities. The historical values of the basket do not give any indication of the future performance of the basket and Royal Bank cannot make any assurance regarding the future performance of the basket.


                                [CHART OMITTED]

                       Specific Investment Considerations

The notes are intended to be held to maturity. Your principal is only protected (to the extent specified on the front cover of this pricing supplement) if you hold the notes until maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold and may incur a substantial loss. There may be little or no secondary market for the notes. In addition, the price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

You may not realize a gain on the note. If the Basket Performance is zero or negative on the Final Valuation Date, the payment at maturity with respect to each note will be limited to the principal amount. This will be true, even where the Basket Performance was positive as of some date or dates prior to the Final Valuation Date, because the payment at maturity will be calculated solely on the basis of the Basket Performance (or otherwise determined by the calculation agent, in the case of a market disruption event) as of the Final Valuation Date. The notes are intended to be held to maturity.

The notes are unsecured. The notes are solely the unsecured obligations of Royal Bank. An investment in the notes does not constitute a deposit and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency. The business and affairs of Royal Bank may affect the market value of your Notes.

The Values of the Basket Currencies and the U.S. Dollar Are Affected by Many Complex Factors. The Basket Currency exchange rates are a result of the supply of and demand for each currency, and changes in foreign exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in the United States, Brazil, Russia, India and China. These conditions include, for example, the overall growth and performance of the economies of the United States and the Basket Currencies; the trade and current account balances between the U.S. on the one hand and the Basket Currencies on the other; the financing and capital account balances between the U.S. on the one hand and the Basket Currencies on the other; market interventions by the Federal Reserve Board or the respective governmental and banking authorities responsible for setting foreign exchange policies in Brazil, Russia, India and China; inflation, interest rate levels, the performance of stock markets, and the stability of the governments and banking systems in the United States, Brazil, Russia, India and China; wars that any of the United States, Brazil, Russia, India and China are directly or indirectly involved in or wars that occur anywhere in the world; major natural disasters in the United States, Brazil, Russia, India and China; and other foreseeable and unforeseeable events.

Certain relevant information relating to Brazil, Russia, India and China may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies relative to the U.S. Dollar and must be prepared to make special efforts to obtain that information on a timely basis.

The liquidity, market value and maturity payment amount of the notes could be affected by the actions of the governments of the Basket Currencies. Exchange rates of the currencies of most economically developed nations and of many other nations, including Brazil, Russia and India, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. Dollar. However, governments of many nations, from time to time, do not allow their currencies to float freely in response to economic forces. (The Chinese renminbi (yuan) exchange rate is not floating and will be described further below.) Governments, including the governments of Brazil, Russia and India, use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter its exchange rate or relative exchange characteristics by devaluing or revaluing the currency. Thus, a special risk in purchasing the notes is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of Brazil, Russia and India that could change or interfere with currency valuations that are currently determined primarily by the markets, by fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of the notes if exchange rates become fixed, if there is any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, if there is an issuance of a replacement currency, or if other developments affect any or all of the Basket Currencies, the U.S. Dollar, or any other currency.

There are specific risks related to the Chinese renminbi (yuan). The exchange rate of the Chinese renminbi (yuan) is currently managed by the Chinese government. On July 21, 2005, the People's Bank of China, with the authorization of the State Council of the People's Republic of China, announced that the renminbi (yuan) exchange rate would no longer be pegged to the U.S. Dollar and instead would be pegged to a basket of currencies (the "renminbi basket") and allowed to float within a narrow band around the value of the renminbi basket. According to public reports, the governor of the People's Bank of China has stated that the renminbi basket is composed mainly of the U.S. Dollar, the European Union Euro, the Japanese Yen, and the Korean Won. Also considered, but playing smaller roles, are the currencies of Singapore, the United Kingdom, Malaysia, Russia, Australia, Canada and Thailand. The weight of each currency within the renminbi basket has not been announced.

The initial adjustment of the Chinese renminbi (yuan) exchange rate was an approximate 2% revaluation from an exchange rate of 8.28 Yuan per U.S. Dollar to
8.11 Yuan per U.S. Dollar. The People's Bank of China has also announced that the daily trading rate of the U.S. Dollar against the renminbi (yuan) in the inter-bank foreign exchange market will continue to be allowed to float within a band of 0.3 percent around the central parity published by the People's Bank of China, while the trading rates of the non-U.S. Dollar currencies against the renminbi (yuan) will be allowed to move within a certain band announced by the People's Bank of China. The People's Bank of China will announce the closing rate of a foreign currency such as the U.S. Dollar traded against the renminbi
(yuan) in the inter-bank foreign exchange market after the closing of the market on each working day, and will make it the central parity for the trading against the renminbi (yuan) on the following working day. The People's Bank of China has stated that it will make adjustments of the renminbi (yuan) exchange rate band when necessary according to market developments as well as the economic and financial situation.

Despite the recent change in their exchange rate regime, the Chinese government continues to manage the valuation of the Chinese renminbi (yuan), and, as currently managed, its rate movements are unlikely to contribute significantly to either an increase or decrease in the value of the basket. However, further changes in the Chinese government's management of the renminbi (yuan) could result in a significant movement in the U.S. Dollar/Chinese renminbi (yuan) exchange rate. Assuming the values of all other basket currencies remain constant, a decrease in the value of the renminbi (yuan), whether because of a change in the government's management of the currency or for other reasons, would result in a decrease in the value of the basket.

Potential conflicts of interest. We and our affiliates expect to engage in trading activities related to the Reference Assets that may present a conflict between the holders' interest in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities could influence the rates of the Reference Assets and, therefore, the market value of the notes.

Insurance companies, employee benefit plans and non-U.S. holders. Any insurance company or fiduciary of a pension plan or other employee benefit plan or any non-U.S. holder of the notes should consult with its own advisors to determine whether an investment in the notes is suitable for you. Non-U.S. holders are subject to particular risks that are not described in the product supplement.

                 Certain U.S. Federal Income Tax Considerations

          The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

          We have determined that the comparable yield for the notes is equal to 4.38% per annum, compounded semi-annually, with a projected payment at maturity of $1,090.52 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, subject to the adjustments described below to reflect the actual payment in the year in which the note matures, you would be required to report the following amounts as ordinary income from the note each year:

-----------------------------------------------------------------------------------------------------------
                                                                    Total Interest Deemed to Have
                                                                    Accrued from Original Issue Date
                                Interest Deemed to Accrue During    (per $1000 note) as of End of Accrual
        Accrual Period          Accrual Period (per $1000 note)     Period
-----------------------------------------------------------------------------------------------------------
Original Issue Date through                    $4.21                                   $4.21
December 31, 2007
-----------------------------------------------------------------------------------------------------------
January 1, 2008 through                       $44.43                                  $48.64
December 31, 2008
-----------------------------------------------------------------------------------------------------------
January 1, 2009 through                       $41.88                                  $90.52
November 27, 2009
-----------------------------------------------------------------------------------------------------------

          However, if the amount you receive at maturity is greater than $1,090.52, you would be required to increase the amount of ordinary income that you recognize in 2009 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $1,090.52, such difference would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.

          You are required to use the comparable yield and projected payment schedule above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

          For a further discussion of the tax treatment of your notes, please see the discussion under the heading "Supplemental Discussion of Federal Income Tax Consequences" in the product prospectus supplement.

                        Supplemental Plan of Distribution

          We expect that delivery of the Notes will be made against payment for the Notes on or about November 26, 2007, which is the second business day following the Initial Valuation Date (this settlement cycle being referred to as "T+2"). See "Supplemental Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement, the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                   $5,734,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                            Principal Protected Notes


                                November 21, 2007